MONEYGRAM INTERNATIONAL, INC.
AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN,
AS OF MAY 6, 2020

GLOBAL TIME-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT

This GLOBAL TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and _______________ (the “Participant”). The grant date of this award is _______________ (the “Grant Date”).
1.    Award.
The Company hereby grants to the Participant a time-based Restricted Stock Unit (an “RSU”) award covering _______________ shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) according to the terms and conditions as provided in this Agreement, including any country-specific appendix thereto (the “Appendix”), and in the Company’s Amended and Restated 2005 Omnibus Incentive Plan, as of May 6, 2020 (as amended, restated or otherwise modified from time to time, the “Plan”). Each RSU represents the right to receive one Share, a cash amount equal to the Fair Market Value of one Share, or a combination of the foregoing, in the Company’s sole discretion, subject to the vesting requirements of this Agreement and the terms of the Plan. The RSUs are granted under Section 6(c) of the Plan. The RSUs are subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 8(c) of this Agreement. A copy of the Plan will be furnished upon request of the Participant. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
2.    Vesting.
(a)    Unless otherwise provided in this Agreement, the RSUs granted under this Agreement shall vest as follows, provided the Participant remains continuously employed by the Company or a Subsidiary from the Grant Date through each stated date (each a “Vesting Date”):
Vesting Date         Cumulative Percentage Vested
_______________            ____    %
_______________            ____    %
_______________            ____    %

(b)    The Participant shall have no rights to the Shares until the RSUs have vested. Prior to settlement, the RSUs represent an unfunded and unsecured obligation of the Company.
(c)    To the extent permissible under applicable local law, if the Participant commences working on a part-time basis, then the vesting schedule specified in Section 2(a) may be adjusted by the Company in its sole discretion.
(d)    For purposes of this Agreement, “Subsidiary” shall mean any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(e)    In the event the Participant would otherwise become vested in a fractional portion of an RSU (a “Fractional RSU”) based on the vesting terms set forth in Section 2(a), the Fractional RSU shall instead remain unvested until the final Vesting Date; provided, however, that if the Participant would otherwise vest in a subsequent Fractional RSU prior to the final Vesting Date for the RSUs and such Fractional RSU taken together with a previous Fractional RSU that remained unvested would equal a whole RSU, then such Fractional RSUs shall vest to the extent they equal a whole RSU. Upon the final Vesting Date, the value of any remaining Fractional RSUs shall be rounded up to the nearest whole RSU.

3.    Settlement of RSUs. Any RSUs that vest shall be paid to the Participant solely in whole Shares on, or as soon as practicable (but in no event later than ___ days) after, the date the RSUs vest in accordance with Section 2 above (or, if sooner, Sections 5 or 6 below). Notwithstanding the foregoing, the Company may, in its sole discretion, settle all of a portion of any RSUs in the form of: (a) a cash payment, (b) Shares or (c) a combination of cash and Shares.
4.    Restrictions on Transfer.
(a)    Except as otherwise provided by the Plan or by the Committee, the RSUs shall not be transferable other than by will or by the laws of descent and distribution. The RSUs may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the RSUs shall be void and unenforceable against the Company or any Subsidiaries.
(b)    None of the Shares acquired pursuant to the RSU award shall be assigned, transferred, pledged, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the United States Securities Act of 1933, as amended).
5.    Effect of Involuntary Termination Following Change in Control. Notwithstanding the vesting provisions contained in Section 2 above or Section 6 below, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control the following provisions shall apply:
(a)    Notwithstanding the other provisions of this Section 5, if the RSUs are assumed or otherwise replaced in connection with a Change in Control and the Participant’s employment is terminated by the Company or any of its Subsidiaries without Cause (as defined in Section 5(c) below) or the Participant terminates his or her employment for Good Reason (as defined in Section 5(b) below) in each case within 12 months following the occurrence of such Change in Control but prior to the final Vesting Date, then _______________ of the unvested RSUs subject to this award will automatically accelerate and become vested upon such termination of employment.
(b)    For purposes of this Agreement, “Good Reason” shall mean : (i) a material reduction in the Participant’s position or responsibilities in effect immediately prior to such Change in Control, excluding an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction of the Participant’s base salary or target bonus opportunity, if any, as in effect immediately prior to such Change in Control, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of the Company, or (iii) the reassignment, without the Participant’s consent, of the Participant’s place of work to a location more than 50 miles from the Participant’s place of work immediately prior to the Change in Control; provided that none of the events described in clauses (i), (ii) and (iii) shall constitute Good Reason unless (x) the Participant shall have given written notice to the Company of the Participant’s intent to terminate his or her employment with Good Reason within 60 days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within 30 days of the Company’s receipt of such notice. Failing such cure, a termination of employment by the Participant for Good Reason shall be effective on the day following the expiration of such cure period.
(c)    For purposes of this Agreement, “Cause” shall mean: (i) the Participant’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Participant reports or of the Board that are within the Participant’s control and consistent with the Participant’s status with the Company or its Subsidiary and his or her duties and responsibilities (except for a failure that is attributable to the Participant’s illness, injury or Disability (as defined in Section 6(c) below)) for a period of 10 days following written notice by the Company or its Subsidiary to the Participant of such failure, (ii) fraud or material dishonesty in the performance of the Participant’s duties, (iii) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or similar act under non-U.S. law for any non-U.S. Participant, (y) a misdemeanor involving moral turpitude or (z) a material violation of the securities laws of the United States or any state thereof or similar act under non-U.S. law for any non-U.S. Participant, (iv) an indictment of the Participant for a felony under the laws of the United States or any state thereof or similar act under non-U.S. law for any

non-U.S. Participant, (v) the Participant’s willful misconduct or gross negligence in connection with the Participant’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board or the Company, to the extent the Participant does not report to the Board, (vi) the Participant’s material breach of the Company’s Code of Conduct and Ethics or any other code of conduct in effect from time to time to the extent applicable to the Participant, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board or the Company, to the extent the Participant does not report to the Board, or (vii) the Participant’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement (or any similar agreement the Participant received from the Company) (the “Post-Employment Restriction Agreement”) which breach has an adverse effect on the Company or its Subsidiaries.
6.    Effect of Termination of Employment. Except as provided in this Section 6 and in Section 5 above or as otherwise may be determined by the Committee, if the Participant ceases to be an employee of the Company or any of its Subsidiaries prior to the final Vesting Date, the following actions shall occur:
(a)    Termination for Cause; Resignation. If the Participant’s employment with the Company or any of its Subsidiaries is terminated for Cause or the Participant resigns for any reason, including as a result of the Participant’s retirement, any RSUs that are not vested pursuant to Section 2 above as of the date of the Participant’s termination of employment shall be immediately forfeited.
(b) Involuntary Termination/Disability/Death. If the Participant’s employment with the Company or any of its Subsidiaries is terminated without Cause or is terminated due to death or Disability, then _______________ of the unvested RSUs shall vest on the date of termination.
(c)    “Disability” for purposes of this Agreement shall mean that the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period to perform his or her duties (after accounting for reasonable accommodation, if applicable and required by applicable law). Any question as to the existence of the Disability of the Participant for purposes of this Agreement shall be determined in writing by a qualified independent physician selected by the Company. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
(d)    For purposes of this Agreement, the Participant shall cease to be continuously employed (whether or not later found to be invalid or in breach of any local employment law in the country where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any) as of the date that the Participant is no longer actively providing services and will not be continuously employed for purposes of the Plan through any notice period mandated under an employment law or practice in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits (e.g., continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdictions where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer continuously employed for purposes of the RSU award, and if the Participant is a U.S. taxpayer, such determination shall be made in accordance with Code Section 409A.
7.    Forfeiture and Repayment Provisions.
(a)    Failure to properly execute the Agreement (and each other document required to be executed by the Participant in connection with the Participant’s receipt of the RSUs) in a timely manner following the Grant Date may result in the forfeiture of the RSUs, as determined in the sole discretion of the Company.
(b)    The right to vest in the RSUs shall be conditional upon the fact that the Participant has read and understood the forfeiture and repayment provisions set forth in this Section 7, that the Participant has not engaged in any misconduct or acts contrary to the Company as described below, and that the Participant has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the Post-Employment Restriction Agreement.
(c)    The Company is authorized to suspend or terminate this RSU award prior to or after termination of employment if the Company reasonably determines that:
(i) The Participant engaged in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement; or
(ii)    During the Participant’s employment with the Company or any of its Subsidiaries, the Participant knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct and Ethics or similar program of the Company; or
(iii)    During the Participant’s employment with the Company or any of its Subsidiaries, the Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to the Participant or by the Code of Conduct and Ethics or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct and Ethics or similar program of the Company; or
(iv)    Such suspension or termination is permitted or required by any written clawback or recoupment policies that the Company, with the approval of the Board, may adopt, either prior to or following the Grant Date, and determine should apply to this Agreement, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission.
(d)    If, at any time after the RSUs have vested or have been settled, in whole or in part, the Company reasonably determines that any of the actions or inactions contemplated under Sections 7(c)(i) through 7(c)(iii) have occurred, then any gain (without regard to tax effects) realized by the Participant from such vesting shall be paid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company under this Section 7(d), provided, that no such deduction shall be made to the extent it would result in additional taxes under Section 409A of the Code.
(e)    Without limiting any of the foregoing, for purposes of this Section 7, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s Shares and other amounts acquired pursuant to the Participant’s RSUs to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of this Section 7.
8.    Miscellaneous.
(a)    Issuance of Shares. Upon any vesting of the RSUs, and subject to the payment of any Tax-Related Items (as defined under Section 8(d) below), to the extent that the Company settles the RSUs in Shares rather than cash, the Company shall deliver the Shares in book entry form at the times specified in Section 3 above. The Shares acquired shall be registered in the name of the Participant, the Participant’s transferee, or if the Participant so requests, in writing at the time of vesting, jointly in the name of the Participant and another person with rights of survivorship. If the Participant dies, the Shares acquired shall be registered in the name of the person entitled to receive the Shares in accordance with the Plan.
(b) Rights as Shareholder. RSUs are not actual Shares, but rather, represent a right to receive Shares, or the cash equivalent in the discretion of the Company, according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of an RSU shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 8(a) hereof.
(c)    Adjustments to Award.
(i)    In the event that the Company engages in a transaction such that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization,

stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the RSUs, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, the terms of this RSU award (including, without limitation, the number and kind of Shares subject to this RSU award) shall be adjusted as set forth in Section 4(c) of the Plan.
(ii)    Upon a Change in Control, the Committee may, in its sole discretion, adjust the terms of this RSU award (including, without limitation, the number and kind of Shares subject to this RSU award) by taking any of the actions permitted under this Agreement and in accordance with Section 4(c) of the Plan.
(d)    Responsibility for Taxes.
(i)     Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting/settlement of the RSUs. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the RSUs, the Participant authorizes and directs the Company and/or the Employer, or their respective agents, to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant at vesting/settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations with regard to all Tax-Related Items.
(iii)     The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum withholding rates, in the jurisdiction(s) applicable to the Participant, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(iv)    Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(e)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Participant’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. If any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
(f)    Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(ii)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(iii)    all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;
(iv)    the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;
(v)    the Participant is voluntarily participating in the Plan;
(vi)    the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(vii)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary of the Company;
(viii)    the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(ix)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(x)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s termination of continuous employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of the Participant’s employment or service agreement, if any, or of any employment law in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits from the Employer), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(xi)    neither the Company, the Employer nor any other Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
(g)     No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(h)    Reservation of Shares. The Company shall at all times during the term of the RSU award reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.
(i) Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(j) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(k)    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(l)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(m)    Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(n)    Notices. The Participant should send all written notices regarding this Agreement or the Plan to the Company at the following address:

MoneyGram International, Inc.
General Counsel & Secretary
2828 North Harwood Street, 15th Floor
Dallas, TX 75201
(o)     Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 8(c) above, this Section 8(o) and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Participant’s consent, if such action would materially diminish any of the Participant’s rights under this Agreement. Notwithstanding the foregoing, any amendment that is intended to facilitate compliance with applicable law may be made without the Participant’s consent. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.
(p)    Entire Agreement. This Agreement, including the Appendix, and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.
(q)    Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(r)    Participant Undertaking. The Participant agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Participant or upon this RSU award pursuant to the provisions of this Agreement.
(s)    Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
(t)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(u)    Language. The Participant acknowledges that he or she proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement, or any other document related to the RSU award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(v) Appendix. The RSU award shall be subject to any special provisions set forth in the Appendix for the Participant’s country of residence, if any. If the Participant relocates to one of the countries included in the Appendix during the life of the RSU award, the special provisions for such country shall apply to the Participant, to the extent the Company determines, in its sole discretion, that the application of such provisions is necessary or advisable under the laws of the country in which the

Participant resides pertaining to the issuance or sale of Shares or to facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
(w)     Waiver. The Participant acknowledges that a waiver by the Company of any provision of this Agreement or of a breach by the Participant shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant.
(x)     Insider Trading Restrictions/Market Abuse Laws. By accepting the RSU award, the Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Grantee further acknowledges that, depending upon the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for complying with any applicable restrictions and should speak with his or her personal legal advisor on this matter.
(y)     Foreign Asset/Account Reporting Requirements and Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant's responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.
(z)     No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and the Participant or any other person.
(aa) Section 409A Provisions. The payment of Shares under this Agreement is intended to be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under Section 409A is otherwise payable or distributable to the Participant under the Plan or this Agreement on a date or period that is by reference to the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant unless the Committee determines in good faith that (i) the circumstances giving rise to such Disability or separation from service meet the definition of a disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). To the extent that any amount or benefit hereunder that constitutes deferred compensation to the Participant under Section 409A is otherwise payable or distributable to the Participant under the Plan or this Agreement on a date or period that is by reference to a Change in Control that is not a “change in control event” within the meaning of the Treasury Regulations under Section 409A, the amount or benefit instead shall be made on the earlier of the original vesting dates contemplated under Section 2 or the Participant’s separation from service, subject to any delay required pursuant to the following sentence. Any payment or distribution that constitutes deferred compensation subject to Code Section 409A that is payable on a date or period that is by reference to the Participant’s separation from service and that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code as of the date of the Participant’s separation from service instead shall be made on the earlier of the date that is six months and one day after the date of the specified employee’s separation from service and the specified employee’s death.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date set forth in the first paragraph.